Media Contact:                                Investor Contact:
Alice Ferreira, 203-578-2610                        Terry Mangan, 203-578-2318
acferreira@websterbank.com                        tmangan@websterbank.com

Webster Financial Corporation Announces Increase in Share Repurchase
Program Authority

WATERBURY, Conn., October 29, 2019 - Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A. and its HSA Bank division, announced today that its board of directors has increased the remaining repurchase authority under its share repurchase program to $200 million in shares of Webster common stock.

“The increase in our share repurchase program emphasizes the confidence that management and the board of directors have in Webster's current performance and prospects for the future,” said John R. Ciulla, president and chief executive officer.

The repurchase program permits shares to be repurchased in open market or private transactions, through block trades, and pursuant to any trading plan that may be adopted in accordance with Rule 10b5-1 of the Securities and Exchange Commission. Repurchases will be made at management’s discretion based upon and subject to various factors. The repurchase program does not have an expiration date but may be suspended, terminated or modified by Webster’s board of directors at any time. The repurchase program does not obligate Webster to purchase any particular number of shares.

The board of directors had previously approved a $100 million share repurchase program in October 2017, of which approximately $78.7 million of repurchase authority remained at September 30, 2019. As of the date of this release the total repurchase authority is $200 million.

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About Webster
Webster Financial Corporation is the holding company for Webster Bank, National Association and its HSA Bank division. With $29.9 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust, and investment services through 157 banking centers and 309 ATMs. Webster also provides mobile and online banking. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and HSA Bank, a division of Webster Bank, which provides health savings account trustee and administrative services. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.